Exhibit 12


                     THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS TO FIXED CHARGES
                           (in Millions of Dollars)


                                                             FIRST QUARTER
                                                             1996    1995
                                                             -----   -----


    Earnings before income taxes                             $47.0   $46.3

    Add:
         Portion of rents representative of
            interest factor                                    3.3     3.3
         Interest expense                                      7.5     8.8
         Amortization of capitalized interest                  0.1     0.1
                                                             -----   -----
    Income as adjusted                                       $57.9   $58.5
                                                             =====   =====
    Fixed charges:
         Interest expense                                     $7.5    $8.8
         Portion of rents representative of
            interest factor                                    3.3     3.3
                                                             -----   -----
    Fixed charges                                            $10.8   $12.1
                                                             =====   =====
    Ratio of earnings to fixed charges                        5.36    4.83
                                                             =====   =====